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The following is a transcript of a presentation to various analysts and investors of Tronox Limited on February 21, 2017.

SLIDE 1 - COVER SLIDE

Brennen Arndt

Thank you and welcome everyone.  As you saw in the press release we issued this morning, we’re pleased to announce that Tronox has signed a definitive agreement to acquire Cristal.  We also announced very strong fourth quarter 2016 results.  Tom Casey, Chairman and CEO, will review both with you this morning.

Joining us for the Q&A session will be Willem Van Niekerk, SVP of Business Development and Strategic Planning, Chuck Mancini, SVP and Chief Integration Officer, Richard Muglia, SVP and General Counsel, Tim Carlson, SVP and CFO, Jean-François Turgeon, President of Tronox TiO2, and Ed Flynn, President of Tronox Alkali.

We will be using slides as we move through the conference call.  Those of you listening by internet broadcast through our website should already have them.  For those listening by telephone, if you haven’t already done so, you can access them on our website at www.tronox.com.

SLIDE 2 – FORWARD LOOKING STATEMENTS

I will not read the forward looking statement on this slide, but instead say that the statement applies in full to our remarks today.  It’s my pleasure to now turn the call over to Tom Casey.  Tom,

SLIDE 3 – TRONOX TO ACQUIRE CRISTAL

Tom Casey

Thanks Brennen

Those of you who know me will know that I don’t normally speak in a whisper when I’m talking to you, or actually when I’m talking to anybody, but I seem to have lost my voice at a very inopportune time. So please excuse me, I’ll try to be clear, and if not, please follow up in the questions, thanks.

Let me say that we are very pleased to make two significant announcements today.  First, we are announcing very strong fourth quarter results.

Specifically, we reported revenue of $548 million, adjusted EBITDA of $105 million – which is an increase over what is typically a seasonally stronger third quarter – cash from operations was $88 million and EPS of $1.00 which reflects a major accrual reversed, which will be discussed later.

For now, I just want to say that global pigment selling prices continued to rise in the fourth quarter, sales volumes were stronger than any fourth quarter since 2007, our production plants continue to run at near maximum utilization rates and inventories up and down the supply chain remain tight as far as we can see.

We are already seeing pigment selling prices increase in the first quarter and we believe these results establish that the recovery in TiO2 is strong and durable.

But we also want to announce what we believe is an even more important development in the creation of increased shareholder value for Tronox investors and that is the signing of a definitive agreement to acquire Cristal’s TiO2 business.

Together, we will form the world’s largest TiO2 producer and will be the most highly integrated pigment and mineral sands producer in the world.  This is a highly strategic and synergistic combination that will bring significant value to our shareholders, our customers and our employees.

The acquisition is expected to be both substantially accretive and deleveraging upon closing.  Let me be more specific: we expect to realize pre-tax run-rate synergies of over $100 million by year one and over $200 million by year three.

We expect EPS accretion of more than 100 percent versus Tronox standalone in year one, and in the first three years, we expect EPS pro forma growth of 70 percent compounded.  We expect it will increase our EBITDA by 60 percent in year one versus Tronox standalone with pro forma growth of 30 percent in the first three years and free cash flow to increase by 90 percent versus standalone Tronox in year one with pro forma growth of 60 percent in the first three years.

The transaction will enable rapid deleveraging with no additional permanent debt being taken on. This will reduce our leverage ratio by more than 50 percent.  The combination will significantly increase our growth rates by creating faster-growing EBITDA, free cash flow and earnings streams.  It expands our global footprint and increases our participation in faster-growing emerging markets.

This is an opportune time for this combination, as it allows both companies to broaden their customer bases and geographic presence while expanding the degree of vertical integration that will enable lower cost production for the benefit of all customers.

The terms of the deal are fairly straightforward.  Cristal shareholders will receive $1.673B of cash and Class A ordinary shares representing 24 percent ownership in pro forma Tronox.  Concurrently with this announcement, we have announced our intent to begin a process to sell our Alkali business.

The cash portion of the purchase consideration will be funded through proceeds from the sale of assets, including Alkali. If required, the purchase consideration will be supported by temporary bridge financing.

As a result of this acquisition, Tronox will have extensive titanium feedstock reserves and ilmenite inventory.  We will use these reserves to supply our slag furnaces and we can monetize the balance.  As we have said in previous calls, the ilmenite market is recovering and selling this surplus supply is looking increasingly attractive.

SLIDE 4 – STRATEGIC RATIONALE

On slide 4, we talk about the strategic rationale. We are very excited to have signed this agreement with Cristal.  They have world class TiO2 operations that are highly complementary with Tronox's asset base.

We have followed Cristal closely over the years and have been in discussions with them on and off about a possible combination for almost 18 months, so we are very excited now to have the opportunity to finally combine our businesses.

Our transaction will create substantial new shareholder value.  As I’ve said, we’ll deleverage the new company’s balance sheet by 50 percent. In my view, the substantial accretion and deleveraging we expect to occur upon closing is one of the most powerful aspects of our combination.

New Tronox will have the largest scale of any TiO2 producer with 1.3 million metric tons of TiO2 pigment production capacity produced from 11 pigment plants and 1.5 million metric tons of feedstock capacity, 6 ilmenite mining locations, 2 slag production plants and 1 synthetic rutile production plant.

We will be approximately 85 percent vertically integrated on a net TiO2 basis.  The benefits of our scale and level of integration are substantial, as they allow us to run our mining and feedstock assets at full utilization which will minimize our cost per ton and maximize our margins because we know we have a guaranteed customer for all mineral sands product that we produce.

Mineral sands asset returns will increase as a result of our reduced exposure to the volatility in the high-grade feedstock merchant market -- as I said, 100 percent of our high-grade feedstock will be consumed internally.  This increased vertical integration will also enable enhanced margin capture throughout future cycles.

SLIDE 5 – TRANSACTION SUMMARY

Moving to slide 5 for a summary of the transaction…

76 percent of the new pro forma Tronox will be held by Tronox shareholders and 24 percent will be held by Cristal shareholders.  There is a 3-year lock-up that permits Cristal or its shareholders to sell a maximum of 4 percent in aggregate of total shares during that period and prohibits them from acquiring more than 24 percent of total shares for 3 years after closing.

The size of the company’s board of directors will remain unchanged at nine members.  Cristal’s owners will receive two of the nine existing seats.  Exxaro Mineral Resources will remain on the Board with its three seats.  I will remain Chairman and CEO and our corporate offices will remain in Stamford, Connecticut.  We will continue as a public company listed on the New York Stock Exchange and remain incorporated in the state of Western Australia, Australia, as we are today.

The acquisition has received the unanimous approval of the Tronox, Cristal and Tasnee boards of directors.  The transaction is subject to the approval of Tronox shareholders, both Class A and B voting together, as well as regulatory approval and customary closing conditions.

Closing is expected to occur in late 2017.  Tronox anticipates completing the sale process of its Alkali business in the third quarter of 2017.

SLIDE 6 – CRISTAL OVERVIEW

For those of you that may not be familiar with the breadth and depth of Cristal’s operations, here’s a snapshot.

Cristal is the world’s second TiO2 pigment producer with 858,000 metric tons of TiO2 production capacity.  84 percent of their production uses the chloride technology.  Their financial performance across the cycle has been strong with average EBITDA of $385 million over the 2011-2016 period.

Their operations are high quality with well-invested assets and highly automated manufacturing processes.  They are highly integrated into mining, chlorine, air separation, energy facilities and they have a 500,000 metric ton slag production complex currently under commissioning. They are the largest producer of merchant high-quality titanium tetrachloride (TiCl4), known as “tickle,” and the global leader in specialty, catalyst-grade TiO2.  They also operate mineral sands operations in Australia, with 258 million tons of reserves.

SLIDE 7 – WORLD’S LARGEST TiO2 PRODUCER

Moving to slide 7, we’ll look at the scale of our combined enterprise...

The new Tronox will form the world’s largest TiO2 producer with 11 pigment plants in 8 countries, with more than 1.3 million tons of production capacity representing 15 percent of the world’s TiO2 capacity.

SLIDE 8 – INTEGRATED TIO2 AND MINERAL SANDS

On slide 8, we discuss that we will also become the world’s second largest mineral sands producer and be approximately 85% vertically integrated on a net TiO2 basis.  As I mentioned earlier, one of the most significant and powerful benefits of our combination lies in the effects of our greater integration.  It will allow the guaranteed sale of 100 percent of our feedstock production, while those feedstock production facilities are themselves operating at 100 percent of capacity.

Along with the normal efficiency improvements we continually make, this will enable our mineral sands business to operate at as low a cost structure as is possible.

Mineral sands asset returns will increase as a result of our reduced exposure to the volatility in the high-grade feedstock merchant market – as 100 percent of our high-grade feedstock will be consumed internally.  This increased vertical integration will also enable enhanced margin capture throughout the cycle.

SLIDE 9 – EXPANDED GLOBAL FOOTPRINT

Turning to slide 9, here’s a look at the expanded and balanced global footprint of New Tronox…

With 11 pigment plants in 8 countries and 6 mines and mineral separation plants in 3 countries, and 2 smelters and 1 synthetic rutile plant. Our global expanse will enable us to better serve our customers worldwide by reducing the average distance to their facilities and enabling a more diverse suite of products for their specific needs.

SLIDE 10 – BALANCED GEOGRAPHICAL SALES MIX

Slide 10. The balanced geographical sales mix is shown across the five major markets with:

-	28 percent of sales in Asia-Pacific

-	27 percent in North America

-	20 percent in Europe

-	14 percent in the Middle East and Africa, and

-	11 percent in Latin America

We will benefit from significantly greater participation in higher growth emerging markets, and we will now participate in the specialty anatase and ultra-fine markets.

SLIDE 11 – SHAREHOLDER VALUE CREATION

On slide 11, we again discuss shareholder value creation. We think this transaction will result in significant shareholder creation.  Looking at average EBITDA performance over the period 2011-2016, Tronox and Cristal have combined to deliver an average $813 million EBITDA rate annually.

The increased margin when we become 85 percent self-supplied with feedstock will combine with synergies that we have already said we estimate will be over $100 million in year one rising to over $200 million in year three.

Based on this historical performance and the identified synergies, we should exceed $1 billion of annual EBITDA by year three.  In fact, we believe that the strength and durability of the recovery in the TiO2 market and the resulting increased sales of our products could enable us to achieve this milestone even sooner.

SLIDE 12 – HIGHLY SYNERGISTIC

Slide 12 discusses in more detail the components of the expected synergies, their growth over the next four years and the associated costs to achieve them.  We anticipate closing in late this year.  In year one, we expect to generate pre-tax run-rate synergies of $100 million, growing to $200 million by year three, and $230 million by year 4.

The synergies will be derived from a number of areas – logistics, feedstock, operations, SG&A and supply chain.  Within these areas, major sources include:

-	Running our mineral sands assets at full utilization which will thus lower our cost per ton, optimizing the value in use of our feedstock

-	Sharing of best practices across complementary technologies, production facilities and production geographies – leveraging the successful Operational Excellence program in our current TiO2 business

-	Eliminating significant supplier redundancies

-	Reducing average distances to our customers through enhanced global footprint, and

-	Consolidating third-party spending and redundant functions, along with the elimination of redundant corporate costs.

SLIDE 13 – SUMMARY

On the summary slide 13, let me just reiterate, we think this is a powerful strategic and synergistic combination and one that will be substantially accretive and deleveraging starting at closing;  immediately accretive to EBITDA, free cash flow and earnings upon closing. Again, we expect EPS accretion of more than 100 percent in year one.

Our growth rates will be significantly increased: EBITDA, cash flow, earnings streams will all be growing faster under the New Tronox.

And, it expands our global footprint and increases our participation in faster-growing emerging markets as these markets’ growth rates continue to outpace more developed markets.

SLIDE 14 – 4Q16 HIGHLIGHTS

I’ll now move to our fourth quarter 2016 performance which is shown on slide 14.  We issued our full earnings release yesterday after market.  As an appendix to this slide deck, we have included the full group of slides that we normally use for our quarterly conference calls.

Let me briefly highlight our results…

Our fourth quarter performance provided a strong finish to 2016 as our TiO2 and Alkali businesses combined to deliver $126 million of adjusted EBITDA and $100 million of free cash flow.

Driving the performance in TiO2 were a number of factors: our highest fourth quarter and month of December pigment sales volumes, higher pigment selling prices – which increased 1 percent sequentially and 7 percent above the prior year – higher feedstock and co-products sales volumes and continued cost reductions resulting from the success of our Operational Excellence program.

As we have said, 2016 marked the recovery in global TiO2 markets.  We expect the momentum generated last year to continue in 2017, based on our view that pigment inventories, in the aggregate, are at or below normal levels at both customer and producer locations across the globe resulting in continued supply-demand tightness.  As a result, we expect another sequential improvement in pigment selling prices in the first quarter.

Alkali’s performance was driven by higher production volumes, lower operating costs and increased production efficiencies.

Our cash generation in the quarter reflected this strong performance by both our businesses.  We closed the quarter with cash of $248 million and liquidity of $533 million, up from cash of $202 million and liquidity of $470 million, respectively, as of September 30.

And our Board declared a quarterly dividend of $0.045 per share.

We would normally review our progress in our Operational Excellence program with you in specific detail on this call.  In the appendix of your slides, you will find those specifics, such as our cost reduction and working capital reduction performance, as well as the EBITDA bridge showing the sources of our cost reductions and tying the bridge to our reported financial statements so that you can reconcile our performance.

But I will say that we are ahead of schedule in meeting our targets.  Cumulative cash generated from annual cost reductions total $246 million through the end of 2016.  Cumulative cash generated from working capital reduction totalled $240 million through the end of 2016.  Therefore, total aggregate cash generated from our Operational Excellence program in its first two years is $486 million.

I’ll close my remarks by sharing our perspective on 2017.  We will work diligently towards closing the acquisition of the Cristal assets by the fourth quarter of this year and, at the same time, continue our laser-like focus on generating high performance on our current portfolio.  Tronox as a standalone will continue to perform very well.

As you’ve seen, our TiO2 business generated significant momentum in 2016, the momentum comes from higher pigment sales volumes and higher selling prices, coupled with a continued strong operating cost performance.  We expect that momentum to continue in 2017, because all of the conditions in the market favor remaining tightness in the supply-demand balance, and this includes taking into account Chinese pigment producers.

We will continue to match our pigment production to meet demand while keeping inventory at or below normal levels.

Once again, we are selling all the pigment we make and we are running our pigment production plants at practical full capacity. In December, we announced a pigment price increase, our fourth announcement in the last twelve months.  In the last three quarters, we have raised pigment selling prices by 12 percent above their first quarter 2016 trough level.  And as I’ve said earlier, we expect another sequential increase in selling prices in the first quarter.

With respect to the titanium feedstock market, prices for ilmenite, which is the first level titanium feedstock, have more than doubled in the last 3 months in China.

Because this is the input for higher grade feedstock production, it will add cost pressure to producers of those high-grade feedstocks. This should provide further support for rising higher grade feedstock selling prices.

If this occurs, it will provide cost pressure on non-integrated pigment producers, providing further motivation for pigment selling prices in 2017. Under that scenario, we of course will benefit from rising margins at both the mineral sands level and the pigment level.

With respect to our own CP slag inventory and production levels, we signed a 100,000 metric ton supply contract for delivery of slag in 2017.  This will allow us to further reduce our inventories and to restart furnaces that have been shut down and to use that additional production to serve our own needs without affecting the market supply-demand balance.

In Alkali, 2016 performance included a number of one-off items that impacted results. Those items are now behind us and fourth quarter EBITDA of $46 million confirmed that.

In 2017, we expect Alkali to return to adjusted EBITDA and free cash flow levels that overcome and exceed the one-off items of last year and deliver another year of solid adjusted EBITDA and free cash flow.

With that, I thank you.  Again I apologize for my voice. We’ll now open the call for questions…

SLIDE 16– Q&A SESSION

Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval. In connection with the Transaction Agreement, by and between Tronox Limited (the “Company”), The National Titanium Dioxide Company (“Cristal”) and Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (the “Transaction”), the Company intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including a proxy statement. Investors and Securityholders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents regarding the proposed Transaction filed with the SEC or sent to shareholders as they become available as they will contain important information about the Transaction. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.tronox.com or by contacting the Company’s Investor Relations at +1.203.705.3722.

Certain Information Regarding Participants

The Company, Cristal and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive annual proxy statement filed with the SEC on April 8, 2016. Additional information regarding the interests of such potential participants will be included in the proxy statement regarding the Transaction and other relevant documents filed with the SEC.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate,” and include statements about expectations for future results.

The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the Company’s filings with the SEC, including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016. Significant risks and uncertainties may relate to, but are not limited to, the risk that the Transaction will not close, including by failure to obtain shareholder approval, failure to obtain any necessary financing or the failure to satisfy other closing conditions under the Transaction Agreement or by the termination of the Transaction Agreement; failure to plan and manage the Transaction effectively and efficiently; the risk that a regulatory approval that may be required for the Transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that expected synergies will not be realized or will not be realized within the expected time period; unanticipated increases in financing and other costs, including a rise in interest rates; reduced access to unrestricted cash; compliance with our bank facility covenants; the price of our shares; general market conditions; our customers potentially reducing their demand for our products; more competitive pricing from our competitors or increased supply from our competitors; operating efficiencies and other benefits expected from the Transaction. Neither the Company’s investors and securityholders nor any other person should place undue reliance on these forward-looking statements. Unless otherwise required by applicable laws, the Company undertakes no obligations to update or revise any forward-looking statements, whether as a result of new information or future developments.